Exhibit 10.6

August 7, 2013

Peter Blackmore
c/o ShoreTel, Inc.
960 Stewart Drive
Sunnyvale, CA  94085

Dear Peter,

We are pleased to extend you a transitional offer of  employment with ShoreTel, Inc. (“ShoreTel” or the “Company”).  This letter (the “Agreement”) confirms the agreement between you and ShoreTel regarding the terms of your continued employment and your separation and offers you the separation compensation in exchange for a general release of claims and covenant not to sue.

Position and Duties: You will be employed as an advisor to the Company’s Chief Executive Officer and the Company’s Chairman of the Board.  We anticipate that your full-time transitional employment will commence August 12, 2013 and that your last day of employment with the Company will be the earlier of February 12, 2014 or any earlier date on which your employment ends (the “Separation Date”).   Between August 12, 2013 and your Separation Date (the “Transition Period”) it is expected you will devote your full-time and energy in your capacity as an advisor to the CEO and the Company’s Chairman of the Board. Your duties during the Transition Period will include advising and providing support as requested by the CEO or Chairman of the Board, assisting in developing the FY14 financial plan (annual operating plan) and FY14 executive compensation plan; providing direction on transitioning the office of the Chief Executive Officer duties (including overview and consultation regarding key contacts, customers and business partners); assist in the review of FY13 Financial filings (including the 10-K, proxy, and any 8-K filings); providing direction as needed for the annual shareholder meeting; providing advice and communication as requested regarding ShoreTel’s investors; as well as consulting on matters reasonably requested by the CEO  or the Chairman of the Board.

Your transitional employment with ShoreTel is employment “at-will”. This means that you are free to terminate your employment with ShoreTel at any time, with or without Cause. Likewise, ShoreTel has the right to terminate your employment with or without Cause, and with or without notice, at any time.

Resignation from the Board of Directors.  You agree that in connection with and prior to commencing your transitional employment with the Company that you will resign your position as a member of the Company’s Board of Directors (the “Board”).

Transition Compensation and Benefits: Until the Separation Date, the Company will continue to pay you your regular base salary (annualized at $400,000), and you will continue to be eligible for benefits currently afforded to you, including participation in the ESPP, 401(k) Plan, continued vesting of your equity awards and Company-sponsored health benefit plans to the fullest extent allowed by such plans. In addition to the foregoing, you will be eligible to receive your bonus for the second half of the Company’s 2013 fiscal year for which you were eligible in your capacity as the Company’s Chief Executive Officer, subject to determination and approval by the Company’s Board (the “2HFY13 Bonus”).  For the avoidance of doubt, the parties agree that you will not be eligible for any bonus that relates to the Company’s 2014 fiscal year and you will no longer accrue vacation on August 12, 2013.

Final Payment of Wages and Vacation Pay.  You will be provided a final paycheck for all salary, reimbursable expenses, accrued vacation through August 12, 2013 and any similar payments due you from the Company as of the Separation Date, regardless of whether you accept this Agreement.

Waiver of Severance and Benefits in Employment Agreement: By accepting this offer and signing this Agreement you expressly acknowledge and waive any and all rights you may have in connection with a termination of employment as set forth in your employment agreement between you and the Company dated December 9, 2010 (the “Employment Agreement”), including any rights you may have with respect to equity vesting acceleration, cash severance and Company’ reimbursement of COBRA premiums.  For the avoidance of doubt, your execution of this Agreement serves as your acknowledgement that you are not entitled to, and do waive, any of the severance, vesting acceleration and benefits that are set forth in your Employment Agreement.

Severance Benefits.  If the Company terminates your employment without Cause prior to February 12, 2014, then, although you otherwise would not have been entitled to receive any severance benefits from the Company, provided you have signed this Agreement and if you sign and do not revoke a general release and waiver of claims in a form reasonably acceptable to the Company, which shall be substantially in the form attached hereto (the “Second Release”) and satisfy all conditions stated in the Second Release to make such release effective within sixty (60) days following your termination, then, (i) the Company will continue to pay you your base salary through February 12, 2014, (ii) the Company will pay you in a lump sum your 2HFY13 Bonus, to the extent such bonus has not already been paid to you,  (iii) you will be entitled to accelerated vesting of your outstanding equity awards as though you had remained employed with the Company through February 12, 2014, and (iv) the Company will reimburse you for the number of full months of COBRA premiums that you will incur up to and through February 12, 2014; provided you timely elect COBRA continuation coverage and the Company determines that such reimbursement would not violate applicable law (including, without limitation, Section 2716 of the Public Health Service Act).  If the Company reasonably believes that providing such COBRA reimbursement would violate applicable law, it will, in lieu of such reimbursement provide you with a taxable lump sum payment equal to the cost of such COBRA premiums.   Following your termination of employment, you will not be eligible for employee benefits, including participation in the ESPP and the Company’s 401(k) Plan.  Any severance benefits that otherwise would have been provided to you during this sixty (60) day period will be provided once the Second Release is delivered by you and is effective.    For clarity, if you voluntarily resign your employment or the Company terminates your employment for Cause prior to February 12, 2014, you will not be entitled to any of the severance benefits set forth in this paragraph.  For purposes of this Agreement, “Cause” will have the meaning set forth in your Employment Agreement.

Release of Claims.  The payments and promises set forth in this Agreement are in full satisfaction of all accrued salary, vacation pay, bonus and commission pay, profit‑sharing, stock, stock options or other ownership interest in the Company, termination benefits or other compensation to which you may be entitled by virtue of your employment with the Company or your separation from the Company.  In consideration for receiving the severance benefits described herein, to the fullest extent permitted by law, you waive, release and promise never to assert any claims or causes of action, whether or not now known, against the Company or its predecessors, successors or past or present subsidiaries, stockholders, directors, officers, employees, consultants, attorneys, agents, assigns and employee benefit plans (collectively, “Releasees”) with respect to any matter, including (without limitation) any matter related to your employment with the Company or the termination of that employment, including (without limitation) claims to attorneys’ fees or costs, claims of wrongful discharge, constructive discharge, emotional distress, defamation, invasion of privacy, physical injury, fraud, breach of contract or breach of the covenant of good faith and fair dealing and any claims of discrimination or harassment based on sex, age, race, national origin, disability or any other basis under Title VII of the Civil Rights Act of 1964, the Texas Commission on Human Rights Act, the California Fair Employment and Housing Act, the Age Discrimination in Employment Act or Older Workers Benefit Protection Act, the Americans with Disabilities Act and all other laws and regulations relating to employment.  However, this release covers only those claims that arose prior to the execution of this Agreement and only those claims that may be waived by applicable law.  Execution of this Agreement does not bar any claim that arises hereafter, including (without limitation) a claim for breach of this Agreement.  Also, this release does not waive your right to indemnification from the Company that you may otherwise have in connection with your services to the Company as an officer and the rights of which are set forth in an indemnification agreement between you and the Company.

Waiver.  You expressly waive and release any and all rights and benefits under Section 1542 of the California Civil Code (or any analogous law of any other state), which reads as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Covenant Not to Sue.  To the fullest extent permitted by law, at no time subsequent to the execution of this Agreement will you pursue, or cause or knowingly permit the prosecution, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency, or any other tribunal, of any charge, claim or action of any kind, nature and character whatsoever, known or unknown, which you may now have, have ever had, or may in the future have against Releasees, which is based in whole or in part on any matter released by this Agreement.  Nothing in this paragraph shall prohibit you from filing a charge or complaint with a government agency where, as a matter of law, the parties may not restrict your ability to file such administrative complaints.  However, you understand and agree that, by entering into this Agreement, you are releasing any and all individual claims for relief, and that any and all subsequent disputes between you and the Company shall be resolved through arbitration.  To that end, in the event of any dispute or claim relating to or arising out of our employment relationship, you and ShoreTel agree that all such disputes, including but not limited to, claims of harassment, discrimination, and wrongful termination, shall be settled by arbitration held in Santa Clara County, California, under the Arbitration Rules set forth in the California Code of Civil Procedure Section 1280, et seq., including Section 1283.05, (the “Rules”), and pursuant to California law. A copy of the Rules will be available for your review prior to signing this agreement.

Taxes and Choice of Law.   All amounts payable to you pursuant to this Agreement will be subject to applicable withholding taxes.  For purposes of this Agreement, with respect to any payment that is subject to (and not exempt from) Section 409A of the Code, no payment shall be made on termination of your employment unless such termination is a “separation from service” within the meaning of Section 409A of the Internal Revenue Code, and Section 1.409A-1(h) of the regulations thereunder.  This Agreement will be construed and interpreted in accordance with the laws of the State of California (other than their choice-of-law provisions).

Effective Date and Revocation.  You have up to 21 days after you receive this Agreement to review it.  You are advised to consult an attorney of your own choosing (at your own expense) before signing this Agreement.  Furthermore, you have up to seven days after you sign this Agreement to revoke it.  If you wish to revoke this Agreement after signing it, you may do so by delivering a letter of revocation to me.  If you do not revoke this Agreement, the eighth day after the date you sign it will be the “Effective Date.”  Because of the seven-day revocation period, no part of this Agreement will become effective or enforceable until the Effective Date.

[Remainder Blank]

Execution.  This Agreement may be executed in counterparts, each of which will be considered an original, but all of which together will constitute one agreement.  Execution of a facsimile copy will have the same force and effect as execution of an original, and a facsimile signature will be deemed an original and valid signature.

Please indicate your agreement with the above terms by signing below.

Sincerely,

/s/ Chuck Kissner

Chuck Kissner
Chairman of the Board

I agree to the terms of this Agreement, and I am voluntarily signing this release of all claims.  I acknowledge that I have read and understand this Agreement, and I understand that I cannot pursue any of the claims and rights that I have waived in this Agreement at any time in the future

/s/ Peter Blackmore	August 7, 2013
Peter Blackmore	Date